EXHIBIT 3.1


                               CHAPMAN AND CUTLER
                             111 West Monroe Street
                             Chicago, Illinois 60603

                                  July 27, 2000



Van Kampen Funds Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181


              Re: Van Kampen Focus Portfolios, Municipal Series 337
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Gentlemen:

         We have served as counsel for Van Kampen Funds Inc., Sponsor and Depositor of Van Kampen Focus Portfolios, Municipal Series 337 (hereinafter referred to as the "Fund"), in connection with the preparation, execution and delivery of a Trust Agreement dated July 27, 2000 between Van Kampen Funds Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen Investment Advisory Corp., as Evaluator, and The Bank of New York, as Trustee, pursuant to which the Depositor has delivered to and deposited Bonds listed in the Schedules to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing Units of fractional undivided interest in and ownership of the several Trusts of said Fund (hereinafter referred to as the "Units") created under said Trust Agreement.

         In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

                    1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the several Trusts of the Fund have been duly authorized; and

                    2. The certificat es evidencing the Units in the several Trusts of the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of such Trusts and the Depositor in accordance with the terms thereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-41818) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                                         Respectfully submitted,



                                                         CHAPMAN AND CUTLER